SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

HERBALIFE LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March     , 2013

Dear Fellow Shareholder:

We are pleased to enclose information about the 2013 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., or the Company, to be held on Thursday, April 25, 2013 at 9:00 a.m., Pacific Daylight Time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210. As discussed in more detail in the accompanying Proxy Statement, at the Meeting you will be asked to consider proposals to:

1.	Elect the five directors named in the Proxy Statement;

2.	Advise as to the Company’s executive compensation;

3.	Approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to implement the annual election of directors;

4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2013; and

5.	Act upon such other matters as may properly come before the Meeting.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS FOR EACH OF THE DIRECTOR NOMINEES NAMED IN THE ACCOMPANYING PROXY STATEMENT, AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4.

Best Regards,

MICHAEL O. JOHNSON

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

All shareholders are cordially invited to attend the Meeting in person. However, in order to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. Please follow the instructions on the enclosed proxy card or voting instruction form. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 25, 2013

To our Shareholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., a Cayman Islands exempted limited liability company, or the Company, will be held on Thursday, April 25, 2013 at 9:00 a.m., Pacific Daylight Time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, for the following purposes:

1.	Elect the five directors named in the Proxy Statement;

2.	Advise as to the Company’s executive compensation;

3.	Approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to implement the annual election of directors;

4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2013; and

5.	Act upon such other matters as may properly come before the Meeting.

Proposals 1, 2 and 4 will be proposed as Ordinary Resolutions as permitted by the Companies Law (2012 Revision). Proposal 3 will be proposed as a Special Resolution in accordance with the Companies Law (2012 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 6, 2013 are entitled to notice of and to attend and vote at the Meeting and any subsequent adjournment(s) or postponement(s) thereof.

All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,

BRETT R. CHAPMAN

Chief Legal Officer and Corporate Secretary

Los Angeles, California

March     , 2013

PROXY STATEMENT FOR 2013

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd., also referred to as we, our, us, Herbalife or the Company, is calling its 2013 Annual General Meeting of Shareholders, or the Meeting, to be held on Thursday, April 25, 2013 at 9:00 a.m., Pacific Daylight Time, at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

At the Meeting, our shareholders will be asked to consider proposals to:

1.	Elect the five directors named in the Proxy Statement;

2.	Advise as to the Company’s executive compensation;

3.	Approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to implement the annual election of directors;

4.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2013; and

5.	Act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote for each of the director nominees named herein and for the approval of proposals 2, 3 and 4. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number or over the Internet. Please follow the instructions on the enclosed proxy card or voting instruction form. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed above and outlined herein. This Proxy Statement is dated March     , 2013, and is first being made available to shareholders of the Company on or about March     , 2013. We intended to mail a Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting to shareholders of the Company on or about March     , 2013, which contained instructions on how to access our proxy materials, including our Proxy Statement and Annual Report.

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS	3
PROPOSAL 1: THE ELECTION OF DIRECTORS	5
THE BOARD OF DIRECTORS	11
PROPOSAL 2: ADVISE AS TO THE COMPANY’S EXECUTIVE COMPENSATION	17
PROPOSAL 3: APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO IMPLEMENT THE ANNUAL ELECTION OF DIRECTORS	18
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	19
EXECUTIVE COMPENSATION	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	53
ADDITIONAL INFORMATION	54
OTHER MATTERS	56

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 25, 2013, at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210. Our telephone number is (213) 745-0500.

Internet Availability of Proxy Materials.    Under rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about March     , 2013, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report.

Record Date and Voting Securities.    Only shareholders of record at the close of business on March 6, 2013, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of the Record Date [###,###,###] Common Shares were issued and outstanding and held of record by [###] registered holders.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on matters such as the ratification of the appointment of independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not affect the outcome of the election. The proposal to implement the annual election of directors requires a change to the Company’s Amended and Restated Memorandum and Articles of Association and therefore is required to be passed as a Special Resolution under the Companies Law (2012 Revision) and, as such, must receive the affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote, in order to be approved. In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote. In determining the outcome of such proposals, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

Majority Vote Policy.    Pursuant to our Principles of Corporate Governance, any current member of our Board of Directors that is a nominee in an uncontested election who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee of the Board is then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process.

The results of the advisory vote on the Company’s executive compensation are not binding on the Board of Directors.

Revocability of Proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, (b) granting a subsequent proxy through the Internet or telephone or (c) if you are a shareholder at the Record Date, by attending the Meeting and voting in person.

Proxy Solicitation.    The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company has paid MacKenzie Partners, Inc. a retainer of $40,000 toward a final fee to be mutually agreed upon based upon customary fees for the Services provided, and will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses.

Proxies may be solicited by certain of our directors, officers, and regular employees, without additional compensation, in person, by telephone, facsimile, or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting Attendance.    Only shareholders of record as of March 6, 2013, authorized proxy holders of such shareholders, and invited guests of the Board may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the meeting, you will need to produce picture identification (such as a valid driver’s license or passport) as well as copy of a form of proxy or voting instruction form or a Notice showing your name and address. If you are an authorized proxy holder of a shareholder of record, in order to attend the meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to Assistant Corporate Secretary, Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015. Your request must be received on or before April 19, 2013 and include a copy of a form of proxy or voting instruction form confirming your appointment as a proxy holder. In your request, please include the address where your admission ticket should be mailed, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code.

Meaning of Shareholder of Record.    You will only be a shareholder of record if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company will be held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or as to how to vote those shares on your behalf. If your shares are held beneficially and you wish to attend and vote at the meeting in person, you will need to attend as a proxy holder of the shareholder of record and observe the requirements set out herein for the lodgement of proxies.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they will be beneficial shareholders and will not be shareholders of record. If you hold your shares in “street name” you will not be a shareholder of record.

If you wish to enquire as to whether or not you are a shareholder of record, please contact our Assistant Corporate Secretary at our principal executive offices at c/o Herbalife International of America, Inc., 800 W. Olympic Boulevard, Suite 406, Los Angeles, California 90015.

Additional Information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information — Annual Report, Financial and Additional Information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General

Meeting of Shareholders to Be Held on April 25, 2013.

The Proxy Statement and Annual Report to Shareholders are available at http:// www.edocumentview/HLF.

PROPOSAL 1:

THE ELECTION OF DIRECTORS

Generally

Our Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, presently provide for not less than one nor more than fifteen directors. The Board of Directors has, by resolution, presently fixed the number of directors at nine. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors currently ending in different years. Currently the Board consists of four directors in Class I, two in Class II and three in Class III. The current terms of office of Class III directors end at the Meeting. The current terms of office of Class I and Class II directors end at the annual general meetings in 2014 and 2015, respectively.

Our Board of Directors has resolved that, immediately prior to the Meeting, the Board be expanded to eleven directors, with four directors in Class I, four directors in Class II and three directors in Class III. This expansion will result in two vacancies in Class II. The Board has nominated each of Jonathan Christodoro and Keith Cozza for election as Class II directors to serve two-year terms expiring at the 2015 annual general meeting. The Board has nominated each of Leroy T. Barnes, Jr., Richard P. Bermingham and Jeffrey T. Dunn for election as Class III directors to serve three-year terms expiring at the 2016 annual general meeting. Messrs. Christodoro and Cozza were recommended for nomination by a Company shareholder. The Company did not receive any shareholder nominations for director.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than three. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, are available on the Company’s website, www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee believes that it is essential that Board members represent diverse viewpoints. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the nominating and corporate governance committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “The Board of Directors — Board Committees — Nominating and Corporate Governance Committee.”

The table below sets forth information about the five nominees and the directors whose terms of office continue beyond the Meeting including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such nominee/director should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” JONATHAN CHRISTODORO, KEITH COZZA, LEROY T. BARNES, JR., RICHARD P. BERMINGHAM AND JEFFREY T. DUNN.

NOMINEES

Name and Experience	Class	Director Since

Jonathan Christodoro, age 36, serves as a Managing Director of Icahn Capital LP. Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital LP, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro received an M.B.A from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

	II	--

Keith Cozza, age 34, is currently the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Since February 2013, Mr. Cozza has served as Executive Vice President of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), and Chief Operating Officer of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Mr. Cozza served as Controller at Icahn Associates Holding LLC from 2004 to 2006. Prior to that Mr. Cozza was a senior assurance associate at Grant Thornton LLP. Mr. Cozza has been a director of: CVR Refining GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises G.P. Inc. since September 2012; and XO Holdings, a competitive provider of telecom services, since August 2011. Mr. Cozza was previously a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. CVR Refining and XO Holdings are indirectly controlled by Carl C. Icahn. Mr. Icahn also previously had a non-controlling interest in MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

	II	--

Name and Experience	Class	Director Since

Leroy T. Barnes, Jr., age 61, is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche, Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA from Stanford Business School. Mr. Barnes is a member of the boards of directors of Principal Funds, Inc., Principal Variable Contracts, Inc., The McClatchy Company, a newspaper and Internet publisher, and Frontier Communications Corporation, a telecommunications-focused company, and was a member of the board of directors of Longs Drug Stores Corporation from February 2002 through October 2008. Mr. Barnes’ qualifications to serve on our Board include his past professional financial experience, which provides the Board with valuable knowledge of financial matters, as well as his experience serving on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

	III	2004

Richard P. Bermingham, age 73, is currently retired, and has over 40 years of business experience. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the board of Special Value Expansion Fund, LLC. Additionally, Mr. Bermingham served on the board of Ignite Restaurant Group, Inc until December 31, 2013, the board of Interactive Health, Inc. until May 2011, the board of EaglePicher Corp. until 2012 and the Advisory Board of Missouri River Plastics until March 2007. Mr. Bermingham was a certified public accountant and received his Bachelor of Science degree from the University of Colorado. Mr. Bermingham’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his past professional financial experience, which provides the Board with important knowledge regarding financial reporting rules and also qualify him as an Audit Committee Financial Expert; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

	III	2004

Jeffrey T. Dunn, age 55, has served as the President and Chief Executive Officer of Bolthouse Farms, a premier health and wellness company located in Bakersfield, California, since May 2008. Bolthouse Farms is the North American leader in growing/processing of fresh carrots as well the fastest growing national brand of super-premium juices and smoothies. From January 2006 through December 2007, Mr. Dunn served as the President and Chief Executive Officer of Ubiquity Brands, Inc., the parent company of Jay Foods, Inc., a Midwestern manufacturer and distributor of snacks, and prior to Ubiquity was the Managing Partner of Grassy Lake Partners, an investment and consulting firm. From 1985 to 2004, Mr. Dunn held a variety of senior executive positions with The Coca-Cola Company, serving most recently as Executive Vice President, and President and Chief Operating Officer of Coca-Cola North America and previously serving as President and Chief Operating Officer of Coca-Cola Americas. Mr. Dunn received his Bachelor’s degree in business administration from the University of Georgia and his MBA from Pepperdine University. In 2010, Mr. Dunn was appointed to the advisory board of the U.S. Food Day Initiative for the Center for Science in the Public Interest. Mr. Dunn’s qualifications to serve on our Board include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 88 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.

	III	2009

CONTINUING DIRECTORS
Name and Experience	Class	Director Since

Carole Black, age 69, is the former President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, serving from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a director of Time Warner Cable Inc. since July 2006. Ms. Black’s qualifications to serve on our Board include her prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and her service on another public company board, which adds a depth of knowledge to our Board as to best practices in corporate governance.

	I	2011

Michael O. Johnson, age 58, is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officers and became Chairman of the Board in May 2007. Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College. Mr. Johnson’s qualifications to serve on our Board include his eight years of experience as our Chief Executive Officer and his five years of experience as our Chairman, which provides the Board with essential insight into the day-to-day operations of the Company as well as a broad based understanding of our business. Mr. Johnson also has significant experience in international business matters, which brings important knowledge to our Board regarding international business matters, which is particularly relevant to the Board in light of the Company’s operations across 88 countries worldwide.

	I	2003

Michael J. Levitt, age 54, is currently our Lead Director. Mr. Levitt has served as the Vice Chairman of Apollo Capital Management L.P. since April 2012, and is the founder and served as the Chairman and Chief Executive Officer of Stone Tower Capital LLC, an alternative investment management firm, through its acquisition by Apollo Global Management, LLC, in April 2012. Prior to forming Stone Tower, Mr. Levitt was a partner with the private equity firm Hicks, Muse, Tate and Furst Incorporated, from 1996 to 2001. Prior to joining Hicks Muse, Mr. Levitt served as a Managing Director and the Co-Head of the Investment Banking Division of Smith Barney Inc. from 1993 to 1995, with responsibility for the advisory, private equity sponsor and leveraged finance activities of the firm. Prior thereto, Mr. Levitt was a Managing Director with Morgan Stanley & Co. He was responsible for the firm’s corporate finance, merger and acquisition and leveraged finance activities with private equity firms and non-investment grade companies. From October 2001 to March 2006, Mr. Levitt served as the lead outside director and chairman of the audit committee for IDT Corporation. Mr. Levitt also served as director of Alternative Asset Management Acquisition Corp. from March 2007 to May 2009. He served as Chairman of the Board from October 2009 to April 2010 of 57th Street General Acquisition Corp. In addition, he served as a director of Great American Group, Inc. from July 2009 to January 2013. Mr. Levitt received his undergraduate and Juris Doctor degrees from the University of Michigan. Mr. Levitt’s qualifications to serve on our Board include his significant consumer products investment experience, which is relevant to the Company’s business operations in selling, and in certain circumstances, manufacturing, packaged food and nutritional supplement products; his service as a Chief Executive Officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his past professional financial experience, which provides the Board with valuable knowledge of financial matters.

	I	2011

Name and Experience	Class	Director Since

John Tartol, age 61, has been an independent Herbalife distributor for 31 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a Bachelor’s degree in finance from the University of Illinois. Mr. Tartol’s qualifications to serve on our Board include his 31 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board. His tenure as a distributor provides valuable insight into the Company’s growth and development over the 31-year period.

	I	2005

Pedro Cardoso, age 46, has been an independent Herbalife distributor for 21 years and a member of the Company’s Chairman’s Club since 2005. Mr. Cardoso has built a successful organization of Herbalife independent distributors in several countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is also an active volunteer for the Herbalife Family Foundation. Prior to joining Herbalife, Mr. Cardoso served as the Transportation Supervisor of the Avon Company from 1990 to 1992. He received his degree in applied mathematics from the Autonomous University of Lisbon. Mr. Cardoso’s qualifications to serve on our Board include his 21 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board. His tenure as a distributor provides valuable insight into the Company’s growth and development over the 21-year period.

	II	2009

Colombe M. Nicholas, age 68, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., since 2002. Prior to joining Financo, Ms. Nicholas served as the President and Chief Executive Officer of The Anne Klein Company from 1996 to 1999. Prior to that role she served as the President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corp., and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas currently serves on the board of Kimco Realty Corporation. From November 2004 through March 2007 Ms. Nicholas served on the board of directors of Mills Corp., from June 2004 until June 2007 she served on the board of directors of Oakley, Inc. and from 1999 through July 2012 she served on the board of directors of Tandy Brand Accessories. She received a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Ms. Nicholas’s qualifications to serve on our Board include her significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances, manufacturing, personal care and beauty treatment products; her prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and her service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.

	II	2006

THE BOARD OF DIRECTORS

Director Independence

Our Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Murray H. Dashe, Dunn and Levitt and Mmes. Black and Nicholas is or was independent under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance that are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance.” The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the person is not an employee of the Company and has not engaged in various types of business dealings involving the Company which would prevent the person from being an independent director. The Board of Directors has affirmatively determined that none of the foregoing directors had any relationship with the Company that would classify him or her as not independent. Murray H. Dashe was a member of our Board through April 26, 2012, and declined to stand for reelection at our 2012 Annual Meeting of Shareholders for personal reasons.

Board Meetings

The Board of Directors met seven times during 2012. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on such committees. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All current members of the Board attended the 2012 Annual Meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which include an executive session of non-management directors without the presence of management as well as a session of only the independent directors. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary.

Board Leadership

Currently Mr. Johnson serves as our Chairman and CEO. The Board has determined that a board leadership structure featuring a single leader as Chairman and CEO combined with a Lead Director best serves the interests of the Company and its shareholders. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach is appropriate because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management.

In addition, the Board believes this structure is appropriate for the Company as the CEO is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive Board meetings. The unique nature of the Company’s direct selling business model requires that the Chairman and CEO forge a close relationship with, and obtain and maintain the trust of, the Company’s independent distributors.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director elected for a two year term by the independent directors. The Lead Director chairs the Board meetings during all executive sessions and when the Chairman and CEO is unable to participate in Board meetings, and is a contact point for shareholders and third parties who may desire to contact the Board independently of the Chairman and CEO. Mr. Bermingham served as Lead Director during 2012 and until February 24, 2013. Mr. Levitt was appointed Lead Director effective February 24, 2013. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held non-management and independent director sessions, and briefing the Chairman and CEO on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors;

•	acting as the principal liaison to the Chairman and CEO for the views and any concerns and issues of the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

The Board’s Role in Risk Oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk management is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s consensus as to appropriate levels of risk as to specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business, focusing on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal/compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout our business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in certain areas. In particular, the audit committee focuses on financial risk, including internal controls, and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risk profile drives the internal audit plan for the coming year. The audit committee also handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

2012 Director Compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option/SAR Awards ($)(1)	Total ($)
Leroy T. Barnes, Jr.	116,874	109,994	226,868
Richard P. Bermingham	131,874	109,994	241,868
Carole Black	87,290	109,994	197,284
Pedro Cardoso	75,874	109,994	185,868
Murray H. Dashe(2)	41,207	—	41,207
Jeffrey T. Dunn	103,310	109,994	213,304
Michael J. Levitt	88,874	109,994	198,868
Colombe M. Nicholas	86,874	109,994	196,868
John Tartol	75,874	109,994	185,868

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

(2)	Mr. Dashe declined to stand for reelection in 2012 and his Board service ended on April 26, 2012.

Each non-management director receives (i) $60,000 per year for services as a director and $5,000 for each Board committee on which the director served, an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee, an additional $10,000 per year for the chair of the compensation committee and an additional $5,000 per year for the chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $2,500 for each audit committee meeting attended either in person or telephonically and (iv) $1,500 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically. Effective February 13, 2012, the annual retainer payable to all non-management directors was raised to $70,000 and the annual retainer payable to the chair of the nominating and corporate governance committee was raised to $10,000. Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming twelve consecutive months of service from the date the particular membership or service commences. Cash fees for attending Board or committee meetings are paid in the month following the meeting date. Non-management directors also receive an annual equity grant pursuant to the Company’s Amended and Restated Non-Management Directors Compensation Plan, which is part of the Herbalife Ltd. Amended and Restated 2005 Stock Incentive Plan, in the form of stock-settled stock appreciation rights, or SARs, with a grant date fair value (as determined for financial reporting purposes) of $110,000 (rounded down to the nearest whole unit), which vest in four equal installments of 25% on July 15 and October 15 of the year of grant and January 15 and April 15 of the following year.

The Company has adopted stock ownership guidelines applicable to each non-management director. Specifically, each non-management director is encouraged to hold Common Shares and/or vested equity awards with a value equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. As of the date of this Proxy Statement, each of Mme. Nicholas and Messrs. Bermingham, Levitt and Tartol is compliant with these guidelines, Mme. Black is still in her initial two-year period, and Messrs. Barnes, Cardoso and Dunn are still working towards compliance.

The table below summarizes the equity-based awards held by the Company’s non-management directors as of December 31, 2012.

	Options/Stock Appreciation Rights Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Un-Exercisable	Exercise Price ($)	Expiration Date
Leroy T. Barnes, Jr.	8,824	—	6.82	02/27/2016
Leroy T. Barnes, Jr.	13,064	—	22.94	05/07/2017
Leroy T. Barnes, Jr.	5,452	—	53.29	05/18/2018
Leroy T. Barnes, Jr.	3,752	3,751	44.79	05/31/2019
Richard P. Bermingham	30,000	—	6.82	02/27/2016
Richard P. Bermingham	3,752	3,751	44.79	05/31/2019
Carole Black	5,452	—	53.29	05/18/2018
Carole Black	3,752	3,751	44.79	05/31/2019
Pedro Cardoso	13,064	—	22.94	05/07/2017
Pedro Cardoso	5,452	—	53.29	05/18/2018
Pedro Cardoso	3,752	3,751	44.79	05/31/2019
Jeffrey T. Dunn	4,170	—	20.90	11/11/2016
Jeffrey T. Dunn	13,064	—	22.94	05/07/2017
Jeffrey T. Dunn	5,452	—	53.29	05/18/2018
Jeffrey T. Dunn	3,752	3,751	44.79	05/31/2019
Michael J. Levitt	5,452	—	53.29	05/18/2018
Michael J. Levitt	3,752	3,751	44.79	05/31/2019
Colombe M. Nicholas	46,824	—	6.82	02/27/2016
Colombe M. Nicholas	13,064	—	22.94	05/07/2017
Colombe M. Nicholas	5,452	—	53.29	05/18/2018
Colombe M. Nicholas	3,752	3,751	44.79	05/31/2019
John Tartol	13,064	—	22.94	05/07/2017
John Tartol	5,452	—	53.29	05/18/2018
John Tartol	3,752	3,751	44.79	05/31/2019

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Michael J. Levitt in his capacity as the Lead Director, may do so by writing to Herbalife Ltd., c/o Assistant Corporate Secretary, 800 W. Olympic Blvd, Suite 406, Los Angeles, CA 90015, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit Committee

From January 1, 2012 through April 26, 2012, the audit committee consisted of Messrs. Barnes, Bermingham, Dashe and Levitt. Since April 27, 2012, the audit committee has consisted of Messrs. Barnes, Bermingham and Levitt. Each director who served on the audit committee in 2012 is or was independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Dashe and Levitt is or was financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. Mr. Barnes currently serves on the audit committee of three public companies in addition to that of the Company. As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that Mr. Barnes’ simultaneous services on the audit committee of more than three public companies would not impair his ability to effectively serve on the Company’s audit committee.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In 2012, the audit committee met four times.

Nominating and Corporate Governance Committee

During 2012, the nominating and corporate governance committee consisted of Mme. Nicholas and Messrs. Barnes and Dunn. Each director who served on the nominating and corporate governance committee in 2012 is independent as discussed above under “— Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Proposal 1: The Election of Directors — Director Qualifications.” Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Memorandum and Articles of Association should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under “Additional Information — Shareholder Nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In 2012, the nominating and corporate governance committee met four times.

Compensation Committee

From January 1, 2012 through April 26, 2012, the compensation committee consisted of Mme. Black and Messrs. Bermingham, Dashe and Dunn. Since April 27, 2012, the compensation committee has consisted of Mme. Black and Messrs. Bermingham and Dunn. Each director who served on the compensation committee in 2012 is independent as discussed above under “— Director Independence.” The principal duties of the compensation committee are as follows:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short-and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive awards; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the committee believes that the architecture of the Company’s compensation programs provide various safeguards to protect against undue risk-taking. In 2012, the compensation committee met seven times.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2012, Mme. Black and Messrs. Bermingham, Dashe and Dunn served on the compensation committee of the Board of Directors. During the fiscal year ended December 31, 2012, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

PROPOSAL 2:

ADVISE AS TO THE COMPANY’S EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Board of Directors is providing the Company’s shareholders with an opportunity to provide an advisory vote related to executive compensation.

Our executive compensation program is intended to attract, motivate and retain a talented and high-performing executive team to lead the Company’s success selling food, dietary supplements and personal care products that are regulated at varying levels in the markets where we operate through a direct selling business channel. The Company’s executive compensation program is designed to incent and create long-term growth and enhanced value for shareholders and is simple in design. The vast majority of the compensation of the Company’s named executive officers — the officers identified in the section entitled “Executive Compensation — Compensation Discussion and Analysis,” — is tied to Company operating and share price performance. Volume Point growth, operating income and earnings per share are used to determine executives’ annual incentive compensation. Long term incentives were provided to our named executive officers in 2012 in the form of an annual grant of stock appreciation rights, or SARs, that are subject to service criteria. These awards directly align the long-term interests of our executives with those of our shareholders.

The Board of Directors believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2012 and over the most recent years. In 2012, the Company posted strong operating results in a challenging economic environment. These included Volume Point growth of 20% and increases in operating income and diluted earnings per share of 18% and 23%, respectively, as reflected below:

$ Millions (Except Per Share Data)	2006	2007	2008	2009	2010	2011	2012	2012 Growth	5-Year Average Growth
Volume Points	2,434	2,688	2,779	2,838	3,233	3,922	4,720	20%	12%
Operating Income	256.9	313.2	332.3	296.0	387.5	562.3	661.4	18%	18%
Earnings Per Share (Diluted)	0.96	1.32	1.68	1.61	2.37	3.30	4.05	23%	26%

In addition, the management team accomplished major strategic objectives in 2012 that provided significant support for the Company’s continued growth and success, including:

•	expanding the global roll-out and distributor acceptance of daily consumption based sales methods;

•	increasing the Company’s vertical manufacturing capacity and capability for its key products;

•	improving the number and effectiveness of our product access and distribution facilities;

•	modernizing our adverse events reporting programs and adopting state-of-the-art cGMPs; and

•	launching and executing upon our “build it better” program, resulting in continuous improvement efforts throughout the Company.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative disclosure.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2014 annual general meeting and the Company currently intends to offer shareholders this advisory vote on an annual basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3:

APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO IMPLEMENT THE ANNUAL ELECTION OF DIRECTORS

The Company’s Board of Directors has approved, and is recommending to shareholders for approval at the Meeting, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) to declassify the Board of Directors and provide for the annual election of all directors (the “Declassification Amendment”) as described in summary below. The full text of the resolution relating to this proposal is set forth on Appendix A.

Article 89 of the Memorandum and Articles divides the Board of Directors into three classes, with each class serving for a staggered three-year term. If the Declassification Amendment is approved by the Company’s shareholders, the class of directors elected at the Company’s 2014 annual general meeting will serve for a two-year term, the class of directors elected at the Company’s 2015 annual general meeting will serve for a one-year term, and the entire Board will be up for election to a one-year term at the Company’s 2016 annual general meeting.

Our Board of Directors is committed to the adoption of prevailing best practices in corporate governance, and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board of Directors had concluded that a classified board structure was in the best interests of the Company and its shareholders. A classified board structure generally provides continuity and stability of leadership since a majority of directors will have prior experience with, and knowledge of, the Company’s business and strategy. A classified board structure may also enhance shareholder value in the event of an unsolicited takeover attempt by providing the Board with additional leverage to negotiate on an arm’s length basis with an entity seeking control of the Company. Our Board of Directors, however, recognizes that many investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies.

Our shareholders are being asked to approve the Declassification Amendment. The affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote at the Meeting, is required in order for the Declassification Amendment to be approved. If the Declassification Amendment is not approved, the Board of Directors will remain classified and each class will continue to serve for staggered three-year terms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO IMPLEMENT THE ANNUAL ELECTION OF DIRECTOR IN THE MANNER DESCRIBED.

PROPOSAL 4:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2011 and 2012 are described under “— Fees to Independent Registered Public Accountants for Fiscal 2011 and 2012.” Additional information regarding the audit committee is set forth in the “Audit Committee Report.”

The Memorandum and Articles of Association do not require that our shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accountants. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may, nonetheless, retain KPMG LLP as the Company’s independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2013.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2012 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•

The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•

The audit committee also discussed with KPMG LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

KPMG LLP also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has dis-

cussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, which have been filed with the SEC. The audit committee also selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Leroy T. Barnes, Jr., Chairman

Richard P. Bermingham

Michael J. Levitt

Fees to Independent Registered Public Accountants for Fiscal 2011 and 2012

The following services were provided by KPMG LLP during fiscal 2011 and 2012:

	2011	2012
Audit fees(1)	$3,839,000	$3,940,000
Audit-related fees(2)	—	82,000
Tax fees(3)	$474,000	$773,000
All other fees	—	—

Total	$4,313,000	$4,795,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported above under “Audit fees.” These fees primarily relate to accounting consultation services.

(3)	Tax fees were billed for the following services: tax compliance and international tax guidance.

Pre-Approval Policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Michael O. Johnson	Chairman and Chief Executive Officer
Desmond Walsh	President
Richard P. Goudis	Chief Operating Officer
Brett R. Chapman	Chief Legal Officer and Corporate Secretary
John G. DeSimone	Chief Financial Officer

2012 Performance Highlights

In 2012, the Company reported strong operating results in a challenging global economic environment. These included Volume Point growth of 20% and increases in operating income and diluted earnings per share of 18% and 23%, respectively, as reflected below:

$ Millions (Except Per Share Data)	2006	2007	2008	2009	2010	2011	2012	2012 Growth	5-Year Average Growth
Volume Points	2,434	2,688	2,779	2,838	3,233	3,922	4,720	20%	12%
Operating Income	256.9	313.2	332.3	296.0	387.5	562.3	661.4	18%	18%
Earnings Per Share (Diluted)	0.96	1.32	1.68	1.61	2.37	3.30	4.05	23%	26%

At our 2012 annual general meeting, our shareholders expressed strong support for our executive compensation program, with over 91.7% of votes cast in favor of the advisory vote proposal. When designing our 2012 executive compensation program, the Committee considered, among other things, the 2012 vote results and other feedback we received from shareholders. After careful consideration, the Committee determined not to make any significant changes to the design of our executive compensation program for 2012 as a result of our 2012 advisory vote.

We believe that the Company’s financial performance is facilitated by the design of our compensation program. Our program motivates our executives to deliver results against three performance metrics in a manner that ultimately results in the realized growth of shareholder equity value. Our executives have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points, operating income and earnings per share, or EPS. Volume Point growth is a proxy for sales growth, unaffected by fluctuating foreign exchange rates or changes in retail price. Incenting operating income growth ensures that Volume Point growth is achieved on a cost-effective basis and that cost efficiencies and productivity enhancements are achieved throughout the Company. Incenting earnings per share growth ensures that operating income growth is accomplished without inefficient leverage or in a tax-disadvantaged manner. Equity awards — that comprise the most significant income opportunity for our executive officers — directly align our executives’ interests in creating enhanced shareholder value with those of our shareholders.

In addition to financial success, the Company achieved key strategic accomplishments in 2012 that provided significant support for the Company’s continued growth and success. These include:

•	expanding the global roll-out and distributor acceptance of daily consumption based sales methods;

•	increasing the Company’s vertical manufacturing capacity and capability for its key products;

•	improving the number and effectiveness of our product access and distribution facilities;

•	increasing the depth of our supply chain management as part of our “seed-to-feed” initiative;

•	modernizing our adverse events reporting programs and adopting state-of-the-art cGMPs; and

•	launching and executing upon our “build it better” program, resulting in continuous improvement efforts throughout the Company.

Executive Summary

Our executive compensation program is intended to attract, motivate and retain a talented and high-performing executive team to lead the Company’s success selling food, dietary supplements and personal care products that are regulated at varying levels in the markets where we operate through a direct selling business channel. The compensation program is designed to accomplish this in a way that incents and creates long-term growth and enhanced value for our shareholders. The compensation committee of the Board of Directors, or, for purposes of this Compensation Discussion and Analysis, the Committee, has responsibility for establishing, developing and implementing these programs.

Program features

The direct compensation of the Company’s named executive officers in 2012 consisted of base salary, annual cash incentives, and grants of equity in the form of SARs. Due to the proportion of annual cash incentives and SARs, the vast majority of their total compensation is tied to the Company’s financial and share price performance. In setting target compensation, the Committee focuses on the total compensation opportunity for the executive. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company financial results. For 2012, as reflected in the Summary Compensation Table, 84.5% of CEO compensation was provided in the form of annual and long-term incentives that are tied to the Company’s top line performance, operating income results and stock price. For the other NEOs as a group, 77.2% of total compensation was similarly based on performance-based compensation.

Several key operating performance measures that drive our share value — Volume Point growth, operating income and earnings per share — are used in the annual incentive plans for our named executive officers. Each of these measures is more fully described in “Annual Incentive Awards — Targets and Award Determination,” below. Long-term incentives granted in 2012 in the form of SARs provide a direct alignment to long-term shareholder interests.

Things we do

Our executive compensation program is simple in design, and follows guidelines that have repeatedly proven effective in driving profitable growth. These include:

•	tying the vast majority of the income opportunity available to our executives to realized growth in shareholder value;

•	making annual incentive awards available only to the extent that key performance targets are met that ensure profitable and efficient business growth;

•

demanding growth in the relevant annual incentive program metrics relative to the expectations of our investors as well as the prevailing growth rates in the Herbalife Peer Group as a prerequisite to the receipt of any annual incentive award;

•	imposing caps on awards payable to each named executive officer under our annual incentive plan;

•	imposing an outside limit on amounts payable to all employees collectively under our annual incentive plan equal to 10% of operating income;

•	the Committee’s retention and regular consultation with an independent compensation advisor;

•	the Committee’s review of current data regarding the Herbalife Peer Group when compensation decisions are made;

•	the scheduling of our annual equity grant effective dates during open trading window periods after the Company has disclosed all material information to the investing public;

•	prohibiting hedging and other types of securities transactions intended to lock in gain on share price appreciation; and

•	providing limited perquisites that generally reinforce the Company’s strategy and culture of supporting healthy lifestyles.

Things we don’t do

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. Further to that commitment:

•

the Company does not provide tax gross ups to its named executive officers (other than with respect to benefits payable to Mr. Johnson in the event of a change in control, as provided in his employment agreement);

•	our executives have no guaranteed annual incentive award amounts — all annual bonuses require financial performance as established by the Committee;

•	we do not re-price or back date equity awards;

•	we do not issue equity awards with below market exercise prices;

•	we do not spring-load, bullet-dodge or otherwise manipulate the effective date of our annual equity grant program; and

•	the Company does not provide supplemental retirement benefits.

Executive Compensation Program Objectives

As a leader in nutritional products sold through a direct selling distribution channel, generating approximately 80% of our net sales outside the United States, we operate in an environment of challenging regulatory, economic and political uncertainty. Our success depends on the leadership of highly-talented, adaptive and dedicated executive team. Our compensation program for the named executive officers provides highly-competitive rewards to executives who contribute to our success in achieving superior growth in revenues, profitability and shareholder returns over time.

The Committee believes that shareholder interests are advanced if the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing its executive compensation program:

•

The program should be designed to attract and encourage a long-term commitment from the talented executives necessary to lead our global nutrition business in advancing shareholders’ interests in a manner consistent with our mission of “changing people’s lives.”

•	Compensation opportunities should be highly competitive with the pay practices of companies that operate in highly regulated, global markets and require similar executive skills and capabilities.

•	A meaningful proportion of total compensation should be at risk and tied to achievement of financial performance goals and improvement in shareholder value.

•	Incentive compensation should provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•	Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•

Long-term incentives should be provided in Company equity to encourage executives to plan and act with the perspective of shareholders and the Company’s Vision, Mission and Values in mind and to reward them for successful implementation of our growth strategies.

Compensation Advisor

The Committee retained Pay Governance, LLC through April 2012 and Exequity, LLP thereafter to assist in evaluating our executive compensation programs and in setting any executive officer’s compensation. Both firms are nationally recognized compensation consulting firms. The compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2012, the applicable compensation advisor regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, CEO long-term performance equity grants, individual pay decisions with respect to our named executive officers and other executive officers, and proxy statement disclosure. While our compensation advisor regularly consults with management in performing work requested by the Committee, neither Pay Governance nor Exequity performed any separate services for management.

On February 12, 2013, the Committee considered the following six factors with respect to Pay Governance, LLC and Exequity, LLP: (i) the provision of other services to the Company by Pay Governance, LLC or Exequity, LLP, as applicable; (ii) the amount of fees received from the Company by Pay Governance, LLC or Exequity, LLP, as applicable, as a percentage of the total revenue of Pay Governance, LLC or Exequity, LLP, as applicable; (iii) the policies and procedures of Pay Governance, LLC or Exequity, LLP, as applicable, that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance, LLC or Exequity, LLP consultant, as applicable, with a member of the Committee; (v) any stock of the Company owned by the Pay Governance, LLC or Exequity, LLP consultant, as applicable; and (vi) any business or personal relationship of the Pay Governance, LLC or Exequity, LLP consultant, as applicable, or Pay Governance, LLC or Exequity, LLP, as applicable, with an executive officer of the Company. After considering the foregoing factors, the Committee determined that the work of Pay Governance, LLC and Exequity, LLP with the Committee for fiscal 2012, has not raised any conflict of interest.

Establishing CEO Compensation

The Chair of the Committee, with input from the compensation advisor, recommends the CEO’s compensation to the Committee in executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed and approved by the independent members of the Board.

Role of Executive Officers in Executive Compensation Decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described below under “— Peer Group”, or the Herbalife Peer Group, and general industry compensation surveys, considers each executive officer’s performance and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions.

Purpose of Compensation Elements

The compensation and benefits program for our named executive officers consists of and is designed to achieve the following:

Direct Pay Component	Purpose
Base Salary	Provide a competitive foundation for total compensation to each executive in consideration of his job scope, demonstrated sustained performance, capabilities and experience

Annual Cash Incentives	Focus and reward executives for achievement of challenging annual financial and other operating objectives that drive growth in shareholder value

Long-term Incentives (time and performance-based SARs)

Incentive for executives to make decisions that will enhance shareholder value, rewards executives with participation in the creation of long-term shareholder value and encourages successful executives to remain with the Company

Indirect Pay (Benefits)
Executive Medical & Wellness	Promote a healthy lifestyle among our executives through an annual health screening evaluation and an allowance for purchase of physical conditioning equipment, services and related resources

Financial Planning	Encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe facilitates greater focus on their Company duties

Retirement Benefits	Encourage executives to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan

Insurance Benefits (Life and Disability)	Provide a competitive benefit in the event of death or disability of an executive

Severance Benefits

Enable executives to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment

Change in Control Benefits	Enable executives to focus on shareholder interests when considering strategic alternatives

Base Salaries

The Committee reviews base salaries of the named executive officers annually. Mr. DeSimone’s base salary was increased by $25,000 effective February 2012 to bring his salary more in line with the median salary of comparable officers among the Herbalife Peer Group. The salaries of all of our named executive officers were otherwise frozen in 2012, but were adjusted in mid-January 2012 to directly offset a reduction in the Executive Medical Reimbursement perquisite that had been historically provided to them but had been eliminated due to a change in tax regulations.

Executive	2012 Salary
Michael O. Johnson	$1,236,000
Desmond Walsh	$656,000
Richard P. Goudis	$656,000
Brett R. Chapman	$621,500
John G. DeSimone	$556,000

Annual Incentive Awards & Long Term Incentive Program

General

Target annual incentive compensation, and equity grant value, are set as a percentage of base salary. In setting target annual and long-term incentive compensation levels, the Committee focuses on the total compensation opportunity for each executive. Variations in compensation among our executive officers reflect differences in the scope and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay vs. base salary increases with the ability of the executive to influence overall Company results. We also monitor the compensation practices of our peers to obtain a general understanding of competitive compensation practices and target metrics. Please refer to the discussion below under “— Peer Group” for a more detailed discussion of our use of peer group and general industry compensation data.

Annual Incentive Awards

Our annual cash incentive plan is designed to motivate and reward the achievement of financial and operating goals that drive value creation for our shareholders. The Committee establishes performance criteria and goals for our incentive plan each year that are aligned with public investor expectations and that are competitive with those of the Herbalife Peer Group. The performance measures used for each named executive officer are based on the executive’s primary area of focus and the executive’s ability to affect the Company’s results. The criteria used for 2012 match those used in 2011, 2010 and 2009 and consist of targeted Earnings Per Share, or EPS, which the Committee believes is an important measure of shareholder value creation that aligns the interest of our executives with the expectations of our investors, year-over-year Volume Point growth, serving as a proxy for sales growth, and targeted Operating Income.

In addition to setting performance targets, the Committee has established two limitations, or guardrails, within the annual incentive plan that can affect the aggregate value of the awards. The first guardrail is the requirement that the aggregate payments made under the annual incentive plan cannot exceed 10% of the Company’s Operating Income for the year. The second guardrail is the requirement that, if performance targets are exceeded, the incremental incentive awards payable to the management team as a whole cannot exceed 20% of the incremental Operating Income achieved in excess of targeted Operating Income.

Mr. Johnson’s target and maximum annual incentive as a percentage of his base salary was negotiated and is set forth in his 2008 employment agreement. The minimum target annual incentive as a percentage of base salary for each of Messrs. Goudis and Chapman was negotiated and is set forth in each of their respective employment agreements. Subject to those limits, target incentives for our executives are set by the Company depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Peer Group.

Pursuant to the terms of their employment agreements, the annual incentive awards payable to Messrs. Johnson and Chapman use the same performance metric. Mr. Johnson’s employment agreement also provides for a supplemental annual incentive award payable in the event of the achievement of an alternative performance target, or APT, equal to 25% of his total annual incentive opportunity. The APT incentive allows the Committee a degree of flexibility in incentivizing and rewarding him for the achievement of key strategic, as well as financial, targets. As in 2009, 2010 and 2011, Volume Point growth was used in 2012 to determine Mr. Johnson’s APT incentive in order to encourage a keen focus on the top-line growth valued by our investors.

A summary of 2012 annual incentive plan performance measures and weightings in calculating annual incentives is presented in the table below.

	Weight in Determining Annual Incentive
Executive	EPS	Operating Profit	Volume Points
Michael O. Johnson, Chairman and Chief Executive Officer	75%		25%
Desmond Walsh, President		50%	50%
Richard P. Goudis, Chief Operating Officer		50%	50%
Brett R. Chapman, Chief Legal Officer & Corporate Secretary	100%
John G. DeSimone, Chief Financial Officer	50%	50%

Targets and Award Determination

Performance targets in the incentive plans are aligned to what we believe to be the expectations of our Board and investors at the time of the annual budget review. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, distributor activity and retention, and the degree of risk in achieving forecasted revenue and expense levels. In setting performance targets, the Committee also considers Wall Street analyst’s financial expectations for the Company and selected companies within the Herbalife Peer Group.

For purposes of our annual incentive plan, the performance measures are defined as follows:

•	EPS is the Company’s reported fully-diluted earnings per share calculated according to U.S. Generally Accepted Accounting Principles.

•

Volume Points are point values assigned to each of our products for use by the Company to determine a distributor’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points, which are unaffected by exchange rates or price changes, are used by management as a proxy for sales trends because, in general, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales, while a decrease in Volume Points in a particular geographic region or country indicates a decrease in our local currency net sales.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses.

2012 Annual Incentive Plan Performance Targets

	Target	Maximum	Results	Results % of Target
Performance — % of Target	100%	106%
EPS	$3.35	$3.55	$4.05	121%
Volume Point Growth (%)	9.20	9.75	20.4	222%
Operating Income (millions)	$583	$618	$661	113%

For each of the EPS, Volume Point Growth and Operating Income metrics under our annual incentive plan, our 2012 performance exceeded 106% of target. Accordingly, each named executive officer became entitled to a maximum payout permitted under the applicable plan. The Committee also conducted a quality of earnings assessment of both EPS and Operating Income after factoring in the potential devaluation of the Company’s Venezuelan Bolivars due to the presence of hyperinflation in that market, and determined that our named executive officers had still achieved maximum awards under the annual incentive plan for 2012.

Annual incentive awards are payable only if and to the extent EPS, Volume Point growth and/or Operating Income meet and exceed the applicable performance target. Targets are set as part of the annual budget process, and generally require year-over-year growth in line with public investor expectations.

Target-level bonuses are awarded for results between 100% and 102.9% of the applicable target, and bonus awards increase on a prorated basis in steps for results from 103% to 106%. This bonus scale is designed to encourage realistic target setting and prudent risk-taking while simultaneously creating a cap on the potential payout in order to avoid excessive incentive awards as compared to performance. For 2012, annual incentive opportunities as a percentage of base salary were established as follows:

2012 Annual Incentive Opportunities by Executive and Target

Performance Achievement — % of Target		100%	103.0%	103.5%	104.0%	104.5%	105.0%	105.5%	106.0%

Executive	Target								Maximum
Johnson	EPS	112.5%	112.5%	168.8%	191.3%	208.1%	213.8%	219.4%	225%
	APT (Volume Point Growth)	37.5%	56.25%	59.38%	62.5%	65.63%	68.75%	71.88%	75%
Walsh/	Volume Point Growth	40%	45%	64%	70%	74.5%	76%	77.5%	80%
Goudis	Operating Income	40%	45%	64%	70%	74.5%	76%	77.5%	80%
Chapman	EPS	55%	65%	66.74%	73.7%	78.92%	80.66%	82.4%	99%
DeSimone	Operating Income	32.5%	38.41%	39.44%	43.55%	46.64%	46.67%	48.69%	58.5%
	EPS	32.5%	38.41%	39.44%	43.55%	46.64%	46.67%	48.69%	58.5%

The following table shows the incentive eligible earnings (i.e., 2012 base salary), target and maximum incentive percentages and amounts, and 2012 incentive awards for each named executive officer. All 2012 awards to named executive officers were based solely on the calculated results to target performance levels.

2012 Incentive Award Calculation

	Salary	Target Incentive %	Maximum Incentive %	Actual Results -% of Target
Executive				EPS	Volume Point	Operating Income	Award %	Award Amount
Michael O. Johnson
EPS (Base) Incentive	$1,236,000	112.5	225	121	—	—	225	$2,781,000
APT (Volume Point) Incentive	$1,236,000	37.5	75	—	222	—	75	$927,000
Total	$1,236,000	150.0	300				300	$3,708,000
Desmond J. Walsh and Richard P. Goudis
Volume Point Incentive	$656,000	40	80	—	222	—	80	$524,800
Operating Income Incentive	$656,000	40	80	—	—	113	80	$524,800
Total	$656,000	80	160				160	$1,049,600
Brett R. Chapman	$621,500	55	99	121	—	—	99	$615,285
John G. DeSimone
EPS Incentive	$556,000	32.5	58.5	121	—	—	58.5	$325,260
Operating Income Incentive	$556,000	32.5	58.5	—	—	113	58.5	$325,260
Total	$556,000	55.0	117				117	$650,520

Long Term Incentive Awards

The Company’s equity grants are intended to align executive officers’ interests with the interests of shareholders by incenting our executives to make decisions that will enhance shareholder value while rewarding them with the ability to participate in the share price appreciation they create, thereby enabling us to attract, motivate and retain highly qualified individuals for key leadership positions. The Committee also believes that these long-term incentives foster teamwork among the executives as well as long-term executive decision making that is aligned with the interests of our shareholders. Each year, the Committee determines the form of equity grant. For 2012, the total grant value was made in the form of SARs. SARs provide an opportunity for executives to earn additional compensation only to the extent our share price increases over the share price on the grant date and are less dilutive to our shareholders than stock options, restricted stock units or other full value awards.

To frame our equity grant decisions, immediately prior to the May 2012 targeted grant date, the Committee established guideline grant values for the named executive officers in consideration of individual performance, scope of job responsibilities, prior equity grants and competitive practices using published information regarding the Herbalife Peer Group compiled by Pay Governance. The guidelines are intended to provide highly competitive opportunities, generally in the quartile of competitive practices most closely aligned with the Company’s recent financial performance. Using these guidelines, our Chairman and CEO proposed to the Committee equity grants for each of the named executive officers other than himself. At the same time, the Committee, separately and without the involvement of the Chairman and CEO, evaluated and proposed equity grants for the Chairman and CEO to the independent members of the Board of Directors for their approval. For 2012, the Committee determined that the high end of the guideline range should be used for Mr. Johnson in consideration of the exceptionally strong financial performance in the past year. The number of SARs granted is calculated by dividing the grant value by the option value determined in accordance with financial accounting and disclosure rules under ASC Topic 718 “Share Based Payments” using Herbalife’s closing share price on the date of grant.

2012 Long Term Incentive Award Guidelines & Awards — Annual Grant Program

Executive	SAR Guideline Aggregate Grant Value	SAR Guideline Award
Michael O. Johnson	$5,000,000	327,868
Desmond J. Walsh	$1,806,000	118,426
Richard P. Goudis	$1,806,000	118,426
Brett R. Chapman	$900,000	59,016
John G. DeSimone	$1,212,000	79,475

SARs were granted with an exercise price equal to the closing price of our Common Shares on May 31, 2012, the grant date, when the option fair value was $15.25 and our closing share price was $44.79. The SARs awarded to our named executive officers in 2012 vest and become exercisable to the executives based upon continued Company service over three years at the rate of 20% on the first anniversary of the award, 20% on the second anniversary of the award, and 60% on the third anniversary of the award. Vesting the greatest percentage of the award on the third anniversary of the grant date further encourages executive retention. Executives may exercise vested SARs at any time while employed at the Company and for 30 days following termination of employment other than for cause, so long as any such exercise is no later than ten years following the date of grant, at which point in time they expire. At exercise, the gains on SARs are settled by issuing Common Shares.

Additional details of the 2012 equity awards made to our executives can be found in the tabular disclosure below under “— 2012 Grants of Plan-Based Awards.”

Equity Award Grant Policy

Annual long term incentive grants of SARs were made to our named executive officers on May 31, 2012 following a meeting of the Committee and the release of the Company’s first quarter 2012 earnings. It is the Company’s policy to make annual grants to our executive officers as of the third business day following our release of quarterly financial results after the 2012 annual shareholder meeting. In 2012 we deferred this grant date to May 31, 2012 due to unexpected market volatility following our annual shareholder meeting. We also follow a monthly grant approval process where awards are authorized for newly-hired employees, certain selected retention situations, and to newly promoted executives other than our executive officers. The policy provides that the exercise price of stock options and SARs granted to executive officers and other employees will be established as the closing share price on the grant date. All equity awards made to our named executive officers and other executives are made pursuant to our equity grant policy, which was approved by the Committee.

Hedging

Company policy prohibits executives from entering into hedging transactions with respect to the Company’s common stock.

Stock Ownership Guidelines

The Committee believes that named executive officers should be shareholders and maintain significant holdings of Common Shares. Because a significant portion of each named executive officer’s compensation is paid in the form of equity-based incentive compensation awards, the Committee believes that the use of ownership guidelines is an appropriate and beneficial approach to providing additional motivation to act in the long-term best interests of shareholders.

Pursuant to our policy, the CEO is encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to five times his base salary. The other named executive officers are encouraged to acquire and hold Common Shares and/or vested equity awards with an aggregate value equal to two times their respective base salaries. As of March 6, 2013, each of Messrs. Johnson, Walsh and Goudis were in compliance with these guidelines and Messrs. Chapman and DeSimone were nearly compliant and progressing towards full compliance. The Committee reviews progress toward these standards annually.

Benefits and Perquisites

The Company’s U.S.-based employees, including the named executive officers, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that Herbalife has a healthy, productive and focused workforce.

In addition, our named executive officers are eligible to participate in the following executive benefits and perquisites that we offer:

•	Executive Health Benefits — We value executive health and strive to support a healthy lifestyle among our named executive officers by providing the following health-related benefits:

Executive Physical — We provide our executives with an annual health screening evaluation. We have arranged services with the Executive Health Department at UCLA, although this program allows executives to use other qualified medical practitioners for the annual health screening. The services are voluntary and confidential. We provide for a reimbursement of up to $2,040 annually for each executive under this program.

Executive Wellness — We provide a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning.

•

Financial Planning — We reimburse our named executive officers for financial counseling and tax preparation. Mr. Johnson is eligible for up to $20,000 in reimbursement, while our remaining named executive officers are eligible for up to $15,000 in reimbursement. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe enables executives greater focus on their Company duties.

•

Retirement Benefits — Our named executive officers participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred

Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing named executive officers an opportunity to defer compensation to encourage our named executive officers to save for retirement. The 401(k) plan provides an employer match on the first 1% of employee deferral at 100%. On the next 5% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $17,000. Employer matching contributions vest 100% after two years of service.

•

Employee Stock Purchase Plan — Our named executive officers are eligible to participate in our broad-based Employee Stock Purchase Plan, or the ESPP. The ESPP generally allows all U.S. based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing the Common Shares through payroll deductions.

•

Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,000,000 to our executives and up to $600,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

•

Long Term Disability — We provide long term disability coverage to all eligible employees in order to provide replacement for lost income due to extended periods of a medical related leave of absence. The benefit after 90 days of disability is 60% of base salary up to a monthly maximum of $25,000. This is a fully insured benefit plan and is not taxable to the employee.

•

Company Purchased Event Tickets — We maintain season tickets at the Staples Center and at the Home Depot Center in Southern California. Like our other employees, our named executive officers have the opportunity to use tickets not otherwise allocated for Company business purposes.

Employment and Severance Agreements

In order to attract highly qualified executives capable of leading the Company, we have previously entered into employment agreements with Mr. Johnson, Chairman and Chief Executive Officer, Mr. Goudis, Chief Operating Officer, and Mr. Chapman, Chief Legal Officer and Corporate Secretary. Those agreements establish the terms and conditions for the employment relationship each executive has with the Company and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions. Only Mr. Johnson’s agreement provides for an excise tax gross-up in the event of the termination of his employment following a change in control of the Company.

The Company has also previously entered into a severance agreement with each of Messrs. Walsh and DeSimone. These agreements contain severance and change in control provisions similar to those found in the employment agreements of Messrs. Goudis and Chapman, as detailed below. Neither agreement provides for an excise tax gross-up.

As a result of these agreements, each of the named executive officers is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company. The Company has provided these benefits to the named executive officers to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreement for each of Messrs. Johnson, Goudis and Chapman and the severance agreement for each of Messrs. Walsh and Mr. DeSimone specifically details various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. They also provide for the acceleration of unvested equity awards in connection with a change in control.

The employment agreements and equity compensation awards granted to Messrs. Johnson, Goudis and Chapman contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives.

Please refer to the discussion below under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Peer Group

We believe that it is appropriate to offer cash and equity compensation to our senior executives in amounts sufficient for us to attract, assemble and maintain a highly performing management team. To help us in our evaluation of compensation, Pay Governance analyzed publicly available information, including proxy data, as well as recent market trends and certain compensation surveys. Our level of compensation for our executive officers was compared to compensation paid by the Herbalife Peer Group. The criteria used to identify the Herbalife Peer Group were: (1) industry — we compete for talent with those highly regulated consumer product companies and general industry companies of similar size; (2) business complexity — Herbalife operates in 88 countries around the world in a highly regulated business where approximately 80% of its net sales are generated outside of the United States; (3) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; and (4) geographic location — our compensation packages reflect cost of living in the relevant locales.

With respect to pay decisions regarding 2012 named executive officer compensation, the industry peer group was comprised of 17 companies. All of the peer companies were within 50% and 200% of Herbalife with respect to annual revenues, market capitalization, or both. The industry peer group median revenue of $4.0 billion and median market capitalization of $9.1 billion were comparable to those of Herbalife, particularly after considering Herbalife’s revenue and marketing capitalization growth rates. During this period, the Herbalife Peer Group consisted of the following:

Company Name	12 Month Revenue as of 12/31/12 ($ Millions)	Market Capitalization 12/31/12 ($ Millions)
Avon Products Inc.	10,717	6,206
Estee Lauder Companies Inc.	9,982	23,280
Sara Lee Corp.	n/a*	n/a*
Hershey Co.	6,644	16,091
Dr. Pepper Snapple Group, Inc.	5,995	9,194
The Clorox Company	5,605	9,553
The J. M. Smucker Company	5,821	9,354
Energizer Holdings Inc.	4,562	4,952
McCormick & Co. Inc.	4,014	8,421
Mead Johnson Nutrition Company	3,901	13,377
Perrigo Co.	3,263	9,732
International Flavors & Fragrances Inc.	2,821	5,427
Church & Dwight Co. Inc.	2,921	7,485
Tupperware Brands Corporation	2,584	3,584
Weight Watchers International, Inc.	1,827	2,914
Nu Skin Enterprises Inc.	2,170	2,219
Monster Beverage Corporation	1,999	9,055
Median	4,014	9,055
Herbalife Ltd.	4,072	3,556

*	No longer publicly traded as of 12/31/12.

Tax Implications

Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). Cash payments made in 2012 under our Annual Incentive Plan and SAR awards made in 2012 under our Long Term Incentive Plan constitute performance based compensation within the meaning of Section 162(m) and are intended to be deductible. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Section 280G of the Code

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments in connection with a change in control. Mr. Johnson, as part of his employment agreement entered into in March 2008, would be provided with tax gross-up payments in the event any change in control payments that may be payable under his agreement become subject to this excise tax. The Committee believes that the provision of tax gross-up protection is appropriate and necessary for his retention. Please refer to the discussion under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions. The committee will reconsider the appropriateness of the gross-up for Mr. Johnson upon the negotiation of a new employment agreement, if any.

Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Richard P. Bermingham, Chairman

Carole Black

Jeffrey T. Dunn

Executive Officers of the Registrant

Set forth below is certain information as of the date hereof regarding each named executive officer.

Name	Age	Position with the Company	Officer Since
Michael O. Johnson	58	Chief Executive Officer, Director, and Chairman of the Board	2003
Desmond Walsh	56	President	2006
Richard Goudis	51	Chief Operating Officer	2004
Brett R. Chapman	57	Chief Legal Officer and Corporate Secretary	2003
John G. DeSimone	46	Chief Financial Officer	2009

Michael O. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 as Chief Executive Officer and became Chairman of the Board in May 2007. Before joining the Company Mr. Johnson spent 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, and served on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Desmond Walsh is the President of the Company and has held this position since January 2010. Mr. Walsh joined the Company in January 2004 as Senior Vice President, Worldwide Distributor Sales and was promoted to Executive Vice President for Worldwide Operations and Sales in April 2008. From 2001 to 2004, Mr. Walsh served as the Senior Vice President of the commercial division of DMX Music. Prior to DMX Music, Mr. Walsh spent five years as Vice President and General Manager of Supercomm, Inc., a subsidiary of the Walt Disney Company. Mr. Walsh also previously served in management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven) and at Commtron Corporation, a leading consumer electronics and video distribution company. Mr. Walsh received his Bachelor of Laws degree from the University of London.

Richard Goudis is Chief Operating Officer of the Company and has held this position since January 2010. Mr. Goudis joined the Company in June 2004 as Chief Financial Officer after serving as the Chief Operating Officer of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000, from 1998 to 2001. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including General Nutrition Centers, or GNC, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded in 2002. Mr. Goudis also previously worked at Sunbeam Corporation and Pratt & Whitney. Mr. Goudis graduated from the University of Massachusetts with a degree in Accounting and he received his MBA from Nova Southeastern University.

Brett R. Chapman is Chief Legal Officer and Corporate Secretary of the Company and has held these positions since November 2012 and October 2003, respectively. Before joining the Company in October 2003 as General Counsel and Corporate Secretary, Mr. Chapman spent thirteen years at The Walt Disney Company, most recently as its Senior Vice President and Deputy General Counsel, with responsibility for all legal matters relating to Disney’s Media Networks Group, including the ABC Television Network, the company’s cable properties including The Disney Channel and ESPN, and Disney’s radio and internet businesses. Prior to working at The Walt Disney Company, Mr. Chapman was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chapman received his Bachelor of Science and Master of Science in Business Administration from California State University, Northridge and his Juris Doctorate from Southwestern University School of Law.

John G. DeSimone is Chief Financial Officer of the Company and has held this position since January 2010. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Distributor Operations in December 2008. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory distributor and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone previously served as the Controller, Vice President of Finance and Chief Financial Officer of Rexall Sundown, Inc., a multinational manufacturer and distributor of nutritional supplements and sports nutrition products that was publicly traded while Mr. DeSimone served as its Controller and Vice President of Finance. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

2012 Summary Compensation Table

The following table sets forth the total compensation for the fiscal years ended December 31, 2012, 2011 and 2010, of the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and each of the three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael O. Johnson	2012	1,235,769	—	—	4,999,987	3,708,000	357,849	10,301,605
Chairman and Chief	2011	1,230,000	—	—	19,549,982	3,690,000	100,543	24,570,525
Executive Officer	2010	1,229,998	—	2,052,066	1,250,418	3,690,000	338,857	8,561,339
Desmond Walsh	2012	655,769	—	—	1,805,997	1,049,600	37,891	3,549,257
President	2011	650,000	—	—	1,252,994	1,040,000	56,151	2,999,145
	2010	650,001	—	776,238	1,729,027	1,040,000	174,582	4,369,848
Richard Goudis	2012	655,769	—	—	1,805,997	1,049,600	64,886	3,576,252
Chief Operating	2011	650,000	—	—	1,252,994	1,040,000	71,813	3,014,807
Officer	2010	650,001	—	821,695	1,729,027	1,040,000	186,799	4,427,522
Brett R. Chapman	2012	621,269	—	—	899,994	615,285	48,471	2,185,019
Chief Legal Officer and	2011	615,500	—	—	900,007	609,345	60,485	2,185,337
Corporate Secretary	2010	598,389	—	490,840	359,612	609,345	161,026	2,219,212
John G. DeSimone	2012	551,603	—	—	1,211,994	650,520	47,547	2,461,664
Chief Financial	2011	525,000	—	—	900,007	519,750	43,300	1,988,057
Officer	2010	451,443	—	359,516	1,094,496	519,750	100,921	2,526,126

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards — Targets and Award Determination.”

(3)	Individual breakdowns of amounts set forth in “All Other Compensation” for 2012 are as follows:

Name	Deferred Compensation Plan Matching Contributions $	Aircraft Usage(A) $	HSR Filing Fees(B) $	Medical Plans $	Financial Planning Services $	Other Benefits(C) $	Total All Other Compensation $
Michael O. Johnson	43,260	216,245	45,000	12,372	20,000	20,972	357,849
Desmond Walsh	22,960	—	—	4,419	—	10,512	37,891
Richard Goudis	22,962	—	—	12,372	15,000	14,552	64,886
Brett R. Chapman	21,755	—	—	12,372	—	14,344	48,471
John G. DeSimone	19,332	—	—	12,372	4,314	11,529	47,547

(A)	In 2012, to ensure his personal security and to enable him to further Company business while in transit, the Board determined to provide Mr. Johnson with the use of chartered aircraft at the Company’s expense for his personal travel. Mr. Johnson’s spouse and dependent children are also entitled to use Company-provided aircraft when they accompany Mr. Johnson. Amounts recorded represent the incremental out-of-pocket cost paid by the Company for such perquisite.

(B)	Pursuant to his employment agreement, Mr. Johnson is entitled to the reimbursement of certain out-of-pocket expenses resulting from his service as CEO. In 2012, as a result of his significant share ownership and due to his service as CEO, Mr. Johnson was obligated to file a notice with the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Pursuant to Mr. Johnson’s employment agreement, the Company reimbursed his filing fee.

(C)	“Other Benefits” includes Company contributions with respect to each named executive officer under the Company’s Executive Long-Term Disability Plan, Executive Life Insurance Plan, Executive Health Benefits program and 401(k) Tax-Sheltered Savings Plan.

2012 Grants of Plan-Based Awards

The following table sets forth all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2012. For further discussion regarding the grants see “— Compensation Discussion and Analysis — Annual Incentive Awards — Long Term Incentive Awards.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/sh)	Grant Date Fair Value of SAR Awards ($)
Name	Grant Date(1)	Target ($)	Maximum ($)
Michael O. Johnson	05/31/2012	$1,854,000	$3,708,000	327,868	44.79	15.25
Desmond Walsh	05/31/2012	$524,800	$1,049,600	118,426	44.79	15.25
Richard Goudis	05/31/2012	$524,800	$1,049,600	118,426	44.79	15.25
Brett R. Chapman	05/31/2012	$341,825	$615,285	59,016	44.79	15.25
John G. DeSimone	05/31/2012	$361,400	$650,520	79,745	44.79	15.25

(1)	All equity grants reflected in this table were made under the Company’s Amended and Restated 2005 Stock Incentive Plan, or the 2005 Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have entered into employment agreements and award agreements with respect to grants made under the 2005 Plan with each of Messrs. Johnson, Goudis and Chapman, certain terms of which are summarized below. A more detailed description of payments that would be due to the named executive officers in connection with certain terminations or a change in control of the Company is set forth under “— Potential Payments Upon Termination or Change in Control.”

Michael O. Johnson. We and one of our subsidiaries, Herbalife International of America, Inc., or Herbalife America, entered into an executive employment agreement with Mr. Johnson effective as of March 27, 2008, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chairman and Chief Executive Officer.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,236,000. Mr. Johnson is also eligible to receive an annual cash bonus with a target bonus level of 150% of his annual base salary and a maximum bonus of 300% of his base salary that may become payable based on the achievement of performance targets that are established annually by the Board of Directors. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America.

On August 4, 2011, Mr. Johnson was granted the 2011 SARs, with the exact number that ultimately vest and become exercisable to be determined by the extent to which the Company meets certain Volume Point performance targets determined by the compensation committee and the average closing price of the Company’s Common Shares during the month of December 2014 reaching $69.49. If these targets are met, the 2011 SARs will vest and become exercisable on December 31, 2014, subject to Mr. Johnson’s continued employment as an executive officer of the Company through that date. The SARs are also subject to full vesting acceleration upon the occurrence prior to December 31, 2014 of a Change of Control or a termination of Mr. Johnson’s employment by the Company without Cause, by Mr. Johnson for Good Reason or as a result of Mr. Johnson’s death or Disability, each as defined below under “— Potential Payments Upon Termination or Change in Control —Mr. Johnson”; in each case, subject to the achievement by the Company prior to such event (or, with respect to a Change of Control, as a result of such event) of an alternative Volume Point performance target determined by the compensation committee.

Richard Goudis. We and Herbalife America have also entered into an executive employment agreement with Mr. Goudis effective January 1, 2010 and as amended on December 28, 2010, or the Goudis Employment Agreement. Pursuant to the Goudis Employment Agreement, Mr. Goudis serves as Herbalife America’s Chief Operating Officer. Mr. Goudis’ base salary is $656,000. Pursuant to the Goudis Employment Agreement, should the Company achieve certain financial targets established by the compensation committee, Mr. Goudis shall be entitled to a target bonus of no less than 80% of his annual salary for the year in question. Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives excluding the Chief Executive Officer.

Brett R. Chapman. We and Herbalife America have also entered into an executive employment agreement with Mr. Chapman effective as of July 28, 2010 and as amended on December 26, 2010, or the Chapman Employment Agreement. Pursuant to the Chapman Employment Agreement, Mr. Chapman serves as Herbalife America’s Chief Legal Officer and Corporate Secretary. Mr. Chapman’s base salary is $621,500. Pursuant to the Chapman Employment Agreement, should the Company achieve certain financial targets established by the compensation committee, Mr. Chapman shall be entitled to a target bonus of no less than 55% of his annual salary for the year in question. Mr. Chapman is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth equity awards of the named executive officers outstanding as of December 31, 2012.

	Options/Stock Appreciation Rights Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Exercise Price ($)	Market Value of Exercisable Options/ SARs(2) ($)	Grant Date	Expiration Date		Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Michael O. Johnson	1,000,000			7.75	25,190,000	12/01/2004	12/01/2014	(3)	84,273	(8)	2,775,953
	250,000			7.50	6,360,000	04/27/2005	04/27/2015	(3)
	280,000			16.40	4,632,600	03/23/2006	03/23/2016	(3)
	290,000			20.13	3,716,350	05/29/2007	05/29/2017	(3)
	240,000			21.57	2,730,000	02/28/2008	02/28/2018	(3)
	727,340			24.32	6,269,671	03/27/2008	03/27/2015	(3),(5)
	792,240			24.32	6,829,109	03/27/2008	03/27/2015	(3),(5)
	240,000			6.82	6,268,800	02/27/2009	02/27/2019	(3)
	83,334	166,666		6.82	2,176,684	02/27/2009	02/27/2019	(6)
	52,966	79,450		22.94	529,660	05/07/2010	05/07/2020	(4)
	42,129	168,519		53.29	—	05/18/2011	05/18/2021	(4)
	—		863,557	57.98		08/04/2011	08/03/2021	(7)
	—	327,868		44.79		05/31/2012	05/31/2022	(4)
Desmond Walsh	35,000			16.40	579,075	03/23/2006	03/23/2016	(3)	48,677	(9)	1,603,420
	32,236			20.13	413,104	05/29/2007	05/29/2017	(3)
	30,000			21.57	341,250	02/28/2008	02/28/2018	(3)
	30,000			19.38	406,950	06/30/2008	06/30/2018	(3)
	50,000	100,000		6.82	1,306,000	02/27/2009	02/27/2019	(6)
		120,000		20.67		01/04/2010	01/04/2020	(6)
	26,546	39,820		22.94	265,460	05/07/2010	05/07/2020	(4)
	11,601	46,408		53.29	—	05/18/2011	05/18/2021	(4)
		118,426		44.79		05/31/2012	05/31/2022	(4)
Richard P. Goudis		83,333		6.82		02/27/2009	02/27/2019	(6)	42,158	(10)	1,388,685
		120,000		20.67		01/04/2010	01/04/2020	(6)
	13,273	39,820		22.94	132,730	05/07/2010	05/07/2020	(4)
	11,601	46,408		53.29		05/18/2011	05/18/2021	(4)
		118,426		44.79		05/31/2012	05/31/2022	(4)
Brett R. Chapman		66,666		6.82		02/27/2009	02/27/2019	(6)	31,652	(11)	1,039,652
	7,616	22,850		22.94	76,160	05/07/2010	05/07/2019	(4)
	8,333	33,334		53.29	—	05/18/2011	05/18/2021	(4)
		59,016		44.79		05/31/2012	05/31/2022	(4)
John G. DeSimone		50,000		6.82		02/27/2009	02/27/2019	(6)	25,046	(12)	825,015
		80,000		20.67		01/04/2010	01/04/2020	(6)
	7,616	22,850		22.94	76,160	05/07/2010	05/07/2020	(4)
	8,333	33,334		53.29		05/18/2011	05/18/2021	(4)
		79,475		44.79		05/31/2012	05/31/2022	(4)

(1)	The number of shares includes dividend equivalent units that have accrued through December 31, 2012.

(2)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2012 of $32.94.

(3)	These Options/SARS were fully vested as of December 31, 2012.

(4)	SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(5)	These SARs were granted to Mr. Johnson in connection with his entry into the Johnson Employment Agreement in March 2008.

(6)	SARs vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(7)	This award is referred to in this Proxy Statement as the 2011 SARs. The number of 2011 SARs that may ultimately vest and become exercisable will be determined by the extent to which the Company meets certain Volume Point performance targets with respect to fiscal 2014 as determined by the compensation committee. In addition, notwithstanding the Company’s complete or partial achievement of those performance targets, for any of the 2011 SARs to vest, the average closing price of the of the Company’s Common Shares during the month of December 2014 must be at least $69.49. If these targets are met, these 2011 SARs will vest and become exercisable on December 31, 2014, subject to Mr. Johnson’s continued employment as an executive officer of the Company through that date.

(8)	Consists of (i) 65,170 RSUs granted on February 27, 2009 that vest in equal installments on the fourth and fifth anniversary of the grant date, and (ii) 19,103 RSUs granted on May 7, 2010 that vest on May 7, 2013. The RSUs described in clause (i), above, are referred to in this Proxy Statement as the 2008 RSUs.

(9)	Consists of (i) 39,103 RSUs granted on February 27, 2009 that vest in equal installments on the fourth and fifth anniversary of the grant date, and (ii) 9,574 RSUs granted on May 7, 2010 that vest on May 7, 2013.

(10)	Consists of (i) 32,584 RSUs granted on February 27, 2009 that vest in equal installments on the fourth and fifth anniversary of the grant date, and (ii) 9,574 RSUs granted on May 7, 2010 that vest on May 7, 2013.

(11)	Consists of (i) 26,068 RSUs granted on February 27, 2009 that vest in equal installments on the fourth and fifth anniversary of the grant date, and (ii) 5,494 RSUs granted on May 7, 2010 that vest on May 7, 2013.

(12)	Consists of (i) 19,552 RSUs granted on February 27, 2009 that vest in equal installments on the fourth and fifth anniversary of the grant date, and (ii) 5,494 RSUs granted on May 7, 2010 that vest on May 7, 2013.

2012 Option Exercises and Stock Vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael O. Johnson	788,244	39,319,138	127,649	8,367,692
Desmond Walsh	94,390	5,907,588	37,992	2,343,116
Richard Goudis	68,301	4,076,204	35,982	2,209,410
Brett R. Chapman	59,968	3,578,890	27,151	1,700,344
John G. DeSimone	78,700	5,031,291	18,692	1,137,886

2012 Non-Qualified Deferred Compensation Table

The following table sets forth all non-qualified deferred compensation of the named executive officers for the fiscal year ended December 31, 2012 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, or the Senior Executive Plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(3)
Michael O. Johnson	49,440	43,260	36,591	—	1,053,236
Desmond Walsh	546,240	22,960	108,562	331,898	1,223,571
Richard Goudis	32,802	22,962	40,994	—	348,058
Brett R. Chapman	21,755	21,755	3,645	—	374,619
John DeSimone	27,617	19,332	44,002	—	355,833

(1)	All amounts are also reported as compensation in “Salary” in the “2012 Summary Compensation Table.”

(2)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “2012 Summary Compensation Table.”

(3)	The following amounts, which are included in the Aggregate Balances at Last FYE, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $771,795 for Mr. Johnson for the reported years 2003 to 2011; $1,312,587 for Mr. Walsh for the reported years 2008 to 2011; $274,236 for Mr. Goudis for the reported years 2006 to 2011; $72,324 for Mr. Chapman for the reported years 2010 to 2011 and $276,049 for Mr. DeSimone for the reported years 2010 to 2011. Mr. Chapman’s Aggregate Balance at Last FYE also include the value of 7,659 restricted units with deferred settlement dates valued using the closing price of a Common Share on the NYSE on December 31, 2012 of $32.94.

Non-Qualified Deferred Compensation Plans.    We maintain the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher. The Senior Executive Plan was amended and restated effective January 1, 2001.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the matching contributions is to be determined by us in our discretion. Effective January 1, 2010, the matching contribution was set to 3.5% of a participant’s annual base salary and has remained 3.5% through 2012.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2012 based upon the closing price of a Common Share on the NYSE on December 31, 2012 of $32.94, given the named executive officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the named executive officers would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2012 Non-Qualified Deferred Compensation” table.

As of December 31, 2012, the Company had entered into employment agreements with each of Messrs. Johnson, Goudis and Chapman and a severance agreement with each of Messrs. Walsh and DeSimone, each as described in more detail below. In addition to the employment agreements with Messrs. Johnson, Goudis and Chapman, the Company has also entered into award agreements governing the equity-based compensation awards (including stock options, SARs and RSUs) granted to each of Messrs. Johnson, Goudis and Chapman.

Michael O. Johnson

Pursuant to the Johnson Employment Agreement, upon termination of Mr. Johnson’s employment by Herbalife America for Cause, or by Mr. Johnson without Good Reason, each as defined below, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, but, not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

For the term of the Johnson Employment Agreement, we provide a ten-year fixed premium term life insurance policy in the amount of $10 million. Mr. Johnson designates both the owner and beneficiary of this policy. After the expiration of the term, Mr. Johnson may elect to continue coverage under such policy at his own cost.

If Mr. Johnson dies or if his employment is terminated as a result of his Disability, as defined below, in addition to his accrued benefits, he will be entitled to receive a pro rata bonus payment for the year of termination based on the Company’s actual results for the entire year. In addition, following a termination of employment by reason of Mr. Johnson’s death or Disability, Mr. Johnson and/or his spouse will be eligible to receive retiree medical benefits until the age of 65 without regard as to whether Mr. Johnson was employed by the Company for at least four years following the effective date of the Johnson Employment Agreement.

Upon termination of Mr. Johnson’s employment by Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two times the sum of his then-current salary and “bonus level” (defined as two times his then-current salary), which in total as of December 31, 2012 was equal to $7,416,000, payable in a lump sum due within 60 days of termination. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to the Company’s Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Johnson may not trade in the Company’s Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Johnson will be paid an additional lump sum amount equal to $250,000. Mr. Johnson will also be eligible to receive outplacement services for up to six months paid for by the Company in an amount not to exceed $20,000. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Johnson must execute a general release of claims. In addition, if Mr. Johnson is terminated for any reason other than for Cause, Mr. Johnson and his spouse will be entitled to continued medical benefits under a Company-provided medical plan until they reach age 65.

Upon the occurrence of a Change of Control, as defined below, 50% of all unvested stock options, SARs and RSUs granted to Mr. Johnson (other than the 2008 RSUs and the 2011 SARs) shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Johnson’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs (other than the 2008 RSUs and the 2011 SARs) shall vest as of the effective date of the termination. If Mr. Johnson’s employment is terminated as a result of his death or Disability, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and the 2011 SARs) will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and the 2011 SARs) shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

The 2011 SARs are subject to full vesting acceleration upon the occurrence prior to December 31, 2014 of a Change of Control or a termination of Mr. Johnson’s employment by the Company without Cause, by Mr. Johnson for Good Reason or as a result of Mr. Johnson’s death or Disability, in each case, subject to the achievement by the Company prior to such event (or, with respect to a Change of Control, as a result of such event) of an alternate Volume Point performance target determined by the Committee.

The Johnson Employment Agreement includes provisions that were initially negotiated in connection with Mr. Johnson’s 2003 employment agreement (superceded by the Johnson Employment Agreement) while the Company was privately held. Accordingly, pursuant to both the Johnson Employment Agreement and that superceded 2003 agreement, in the event that Mr. Johnson becomes entitled to payments and/or benefits under the Johnson Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Johnson additional amounts so as to bear the full burden of that excise tax.

Desmond Walsh

Pursuant to our severance agreement with Desmond Walsh, or the Walsh Severance Agreement, if Mr. Walsh is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2012 was equal to $1,312,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Walsh with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Walsh is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Walsh is reemployed, or for a period of two years, whichever occurs first. If Mr. Walsh is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Walsh must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. Walsh shall immediately vest. If Mr. Walsh’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Walsh’s employment with the Company.

Richard Goudis

Pursuant to the Goudis Employment Agreement, if Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2012 was equal to $1,312,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with out-

placement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Goudis is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Goudis is reemployed, or for a period of two years, whichever occurs first. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims.

Upon the occurrence of a Change of Control, 100% of all unvested stock options, SARs and RSUs granted to Mr. Goudis shall immediately vest. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Goudis’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Goudis’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Goudis’s employment with the Company.

Brett R. Chapman

Pursuant to the Chapman Employment Agreement, if Mr. Chapman is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2012 was equal to $1,243,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Chapman is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Chapman is reemployed, or for a period of two years, whichever occurs first. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. Chapman shall immediately vest. Should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Chapman’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Chapman’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Chapman’s employment with the Company.

John G. DeSimone

Pursuant to our severance agreement with John DeSimone, or the DeSimone Severance Agreement, if Mr. DeSimone is terminated by the Company without Cause or resigns for Good Reason, each as defined below, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount as of December 31, 2012 was equal to $1,112,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. DeSimone with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. DeSimone is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. DeSimone is reemployed, or for a period of two years, whichever occurs first. If Mr. DeSimone is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone must execute a general release of claims.

Upon the occurrence of a Change of Control, as defined below, 100% of all unvested stock options, SARs and RSUs granted to Mr. DeSimone shall immediately vest. If Mr. DeSimone employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. DeSimone’s employment with the Company.

Definitions

For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clauses (ii), (iii) or (iv) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Mr. Johnson of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	“Disability” shall mean Mr. Johnson’s inability to perform his duties for the Company on a full-time basis for 180 days (whether or not consecutive) in any twelve (12) month period.

•

Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of Herbalife America or the Company, Mr. Johnson’s involuntary removal from the Board, or failure of Mr. Johnson to be elected to the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; (iv) any other material breach of the Johnson Employment Agreement; or (v) the failure by any successor to the Company to assume in writing the Company’s obligations under the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

For the purposes of the Goudis and Chapman Employment Agreements and the Walsh and DeSimone Severance Agreements, the following terms have the following definitions:

•

The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•

The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

For the purposes of the summaries of the Johnson, Goudis and Chapman Employment Agreements and the Walsh and DeSimone Severance Agreements, as well as the 2005 Plan:

•

a “Change of Control” means: (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2005 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2005 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on December 31, 2012 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name	Termination without Cause or with Good Reason not in connection with a Change of Control	Termination without Cause or with Good Reason in connection with a Change of Control	Termination without Cause when Mr. Johnson is no longer CEO	Change in Control (without termination)	Death or Disability
Michael O. Johnson
Severance(1)	$7,416,000	$7,416,000	—	—	—
Bonus(2)	$3,708,000	$3,708,000	—	—	$3,708,000
Equity Acceleration(3)	$—	$7,923,769	—	$3,961,884	$7,923,769
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$175,676	$175,676	—	—	$175,676
Trading Blackout Payment(4)	$250,000	$250,000	—	—	—
Excise Tax Gross-up(5)	—	—	—	—	—
Life Insurance	—	—	—	—	$11,000,000
Desmond Walsh
Severance(1)	$1,312,000	$1,312,000	—	—	—
Bonus(2)	$1,049,600	$1,049,600	—	—	$1,049,600
Equity Acceleration(3)	—	$6,086,620	—	$6,086,620	$6,086,620
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$11,270	$11,270	—	—	—
Life Insurance	—	—	—	—	$1,000,000
Richard P. Goudis
Severance(1)	$1,312,000	$1,312,000	$1,312,000	—	—
Bonus(2)	$1,049,600	$1,049,600	$1,049,600	—	$1,049,600
Equity Acceleration(3)	—	$5,436,542	$2,718,271	$5,436,542	$5,436,542
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$31,693	$31,693	$31,693	—	—
Life Insurance	—	—	—	—	$1,000,000
Brett R. Chapman
Severance(1)	$1,243,000	$1,243,000	$1,243,000	—	—
Bonus(2)	$615,285	$615,285	$615,285	—	$615,285
Equity Acceleration(3)	—	$3,009,468	$1,504,734	$3,009,468	$3,009,468
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$31,693	$31,693	$31,693	—	—
Life Insurance	—	—	—	—	$1,000,000
John G. DeSimone
Severance(1)	$1,112,000	$1,112,000	—	—	—
Bonus(2)	$650,520	$650,520	—	—	$650,520
Equity Acceleration(3)	—	$3,341,515	—	$3,341,515	$3,341,515
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$31,693	$31,693	—	—	—
Life Insurance	—	—	—	—	$1,000,000

(1)	Based on salary as of December 31, 2012.

(2)

Represents bonus amounts earned in 2012, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2012 Summary Compensation Table.” Per the terms of his employment agreement or his severance agreement, as the case may be, as described above, upon a termination of his employment by the Company without Cause or by him with Good Reason, or due to death or disability, each of Messrs. Johnson,

Walsh, Goudis, Chapman and DeSimone is entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Messrs. Goudis and Chapman are also entitled to a pro rata bonus upon a termination due to retirement.

(3)	Accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2012 of $32.94, and, for stock options and SARs, the difference between $32.94 and the exercise or base price of the award.

(4)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(5)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for Mr. Johnson for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the Johnson Employment Agreement, Mr. Johnson, he will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income, payroll and excise taxes payable by him as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2008 through 2012. In addition, Mr. Johnson was assumed to be subject to the maximum federal and state income and other payroll taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Herbalife Common Shares as of March 6, 2013, of (1) each director or director nominee, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of Herbalife’s outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Ownership (1)
Non-Management Directors and Nominees
Leroy T. Barnes, Jr.(2)**		*
Richard P. Bermingham(3)**		*
Carole Black**		*
Pedro Cardoso(4)**		*
Jonathan Christodoro	—	*
Keith Cozza	—	*
Jeffrey T. Dunn(5)**		*
Michael Levitt**		*
Colombe M. Nicholas(6)**		*
John Tartol(7)**		*
Named Executive Officers
Michael O. Johnson(8)**		%
Desmond Walsh(9)**		*
Brett R. Chapman(10) **		*
Richard Goudis(11) **		*
John G. DeSimone(12)**		*
All Directors and Executive Officers as a Group (22 persons)(13)		%
Greater than 5% Beneficial Owners
The Vanguard Group(14)	5,735,691	%
Morgan Stanley(15)	6,729,188	%
Third Point LLC(16)	8,900,000	%
Carl C. Icahn(17)	14,015,151	%
FMR LLC(18)	14,968,667	%

*	Less than 1%

**	c/o Herbalife International, Inc., 800 W. Olympic Blvd, Suite 406, Los Angeles, California 90015.

(1)	Applicable percentage of ownership is based upon Common Shares outstanding as of March 6, 2013, and the relevant number of Common Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of March 6, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Includes 21,888 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(3)	Includes 30,000 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(4)	Includes 13,064 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(5)	Includes 17,234 SARs equivalent to Common Shares which have vested or will vested become of exercisable within 60 days of March 6, 2013

(6)	Includes 59,888 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(7)	Represents (i) 450 Common Shares held in custodial accounts for the benefit of Mr. Tartol’s three children of which Mr. Tartol disclaims beneficial ownership of 150 Common Shares except to the extent of his pecuniary interest therein; (ii) 53,630 Common Shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; (iii) 178,361 Common Shares held by Carhill Holdings, Inc., a corporation for which Mr. Tartol acts as a consultant only, and accordingly disclaims beneficial ownership of such Common Shares; and (iv) 13,064 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(8)	Includes 1,250,000 options to purchase Common Shares which are exercisable and 2,789,213 SARs equivalent to Common Shares which have vested or will vest and become exercisable, in each case within 60 days of March 6, 2013.

(9)	Includes 293,782 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(10)	Includes 40,949 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(11)	Includes 94,939 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(12)	Includes 59,283 SARs equivalent to Common Shares which have vested or will vest and become exercisable within 60 days of March 6, 2013.

(13)	Includes 1,250,000 options to purchase Common Shares which are exercisable and 3,696,858 SARs equivalent to Common Shares which have vested or will vest and become exercisable, in each case within 60 days of March 6, 2013.

(14)	The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed with the SEC by Vanguard Group, Inc. on February 11, 2013. According to this Schedule 13G/A, The Vanguard Group has (i) sole power to vote 118,296 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 5,628,495 Common Shares and (iv) shared power to dispose of 107,196 Common Shares. The address for The Vanguard Group. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(15)	The information regarding the beneficial ownership of Morgan Stanley is based on the Schedule 13G filed jointly with the SEC by Morgan Stanley and Morgan Stanley Investment Management Limited on February 14, 2013. According to this Schedule 13G, Morgan Stanley has (i) sole power to vote 5,946,146 Common Shares, (ii) shared power to vote 209,741 Common Shares, (iii) sole power to dispose of 6,729,188 Common Shares and (iv) shared power to dispose of 0 Common Shares, and Morgan Stanley Investment Management Limited has (i) sole power to vote 5,945,281 Common Shares, (ii) shared power to vote 209,741 Common Shares, (iii) sole power to dispose of 6,728,313 Common Shares and (iv) shared power to dispose of 0 Common Shares . The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. The address for Morgan Stanley Investment Limited is 25 Cabot Square, Canary Wharf, London E14 4QA, England.

(16)	The information regarding the beneficial ownership of Third Point LLC is based on the Schedule 13G filed jointly with the SEC by Third Point LLC and Daniel S. Loeb on January 9, 2013. According to this Schedule 13G, each of Third Point LLC and Mr. Loeb has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 8,900,000 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 8,900,000 Common Shares. The address for Third Point LLC and Mr. Loeb is 390 Park Avenue, New York, New York 10022.

(17)

The information regarding the beneficial ownership of Carl C. Icahn is based on the Schedule 13D filed jointly with the SEC by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”), Icahn Partners Master Fund III LP (“Icahn Master III”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn on February 14, 2013. According to this Schedule 13D, High River has (i) including shares underlying call options, sole power to vote 2,803,029 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) including shares underlying call options, sole power to dispose of 2,803,029 Common Shares, and (iv) shared power to dispose of 0 Common Shares, Hopper has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 2,803,029 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 2,803,029 Common Shares, Barberry has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 2,803,029 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 2,803,029 Common Shares, Icahn Master has (i) including shares underlying call options, sole power to vote 4,410,789 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) including shares underlying call options, sole power to dispose of 4,410,789 Common Shares, and (iv) shared power to dispose of 0 Common Shares, Icahn Master II has (i) including shares underlying call options, sole power to vote 1,764,000 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) including shares underlying call options, sole power to dispose of 1,764,000 Common Shares, and (iv) shared power to dispose of 0 Common Shares, Icahn Master III has (i) including shares underlying call options, sole power to vote 776,574 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) including shares underlying call options, sole power to dispose of 776,574 Common Shares, and (iv) shared power to dispose of 0 Common Shares, Icahn Offshore has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 6,951,363 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 6,951,363 Common Shares, Icahn Partners has (i) including shares underlying call options, sole power to vote 4,260,759 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) including shares underlying call options, sole power to dispose of 4,260,759 Common Shares, and (iv) shared power to dispose of 0 Common Shares, Icahn Onshore has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 4,260,759 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 4,260,759 Common Shares, Icahn Capital has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 11,212,122 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 11,212,122 Common Shares, IPH has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 11,212,122 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 11,212,122 Common Shares, Icahn Enterprises Holdings has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 11,212,122 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 11,212,122 Common Shares, Icahn Enterprises GP has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 11,212,122 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 11,212,122 Common

Shares, Beckton has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 11,212,122 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 11,212,122 Common Shares, and Carl C. Icahn has (i) sole power to vote 0 Common Shares, (ii) including shares underlying call options, shared power to vote 14,015,151 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) including shares underlying call options, shared power to dispose of 14,015,151 Common Shares. The address for (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(18)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G/A filed jointly with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2013. According to this Schedule 13G/A, FMR LLC has (i) sole power to vote 11,276 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 14,968,667 Common Shares and (iv) shared power to dispose of 0 Common Shares; and Edward C. Johnson 3d has (i) sole power to vote 11,276 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 14,968,667 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for each of FRM LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the Audit Committee Charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, must be reviewed and approved by both the Company’s legal and internal audit departments.

Registration Rights Agreement

Michael O. Johnson, our Chairman and Chief Executive Officer, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson, may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2012 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Memorandum and Articles of Association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2012.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015, or by calling the Assistant Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder Nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2014 Annual General Meeting

Pursuant to the Memorandum and Articles of Association, for a shareholder to bring a matter before the 2014 annual general meeting, the business must be legally proper and written notice of shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2014 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November     , 2013. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual Report, Financial and Additional Information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website at www.Herbalife.com.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2012 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. A copy of the Company’s Annual Report on Form 10-K will be made available with and, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with, this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Ltd.

c/o Herbalife International, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

OTHER MATTERS

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN

Chief Legal Officer and Corporate Secretary

Dated: March     , 2013

Appendix A

It is proposed that the following resolution is passed as a special resolution:

“That the section of the Amended and Restated Memorandum and Articles of Association of the Company entitled “CLASSIFICATION AND APPOINTMENT OF DIRECTORS” (comprising, for the avoidance of doubt, Articles 89 to 93 (inclusive) of the Amended and Restated Memorandum and Articles of Association of the Company) be deleted in its entirety and replaced with the following wording:

“CLASSIFICATION AND APPOINTMENT OF DIRECTORS

89	The Directors, other than those who may be appointed by the holders of shares of any class or series of shares having a preference over the Common Shares as to Dividends or upon liquidation pursuant to the terms of any resolution or resolutions providing for the issuance of such shares adopted by the Board, shall be classified, with respect to the time for which they severally hold office, into classes as follows: (i) the Directors appointed and classified into a class of Directors prior to the annual general meeting held in 2013 shall remain appointed and classified in such class, with each class to hold office upon the terms of their original appointment until its successors are appointed and qualified in accordance with the immediately following provisions; (ii) three (3) Directors shall be appointed at the annual general meeting held in 2013 for a term expiring at the annual general meeting to be held in 2016 and two (2) Directors shall be appointed at the annual general meeting held in 2013 for a term expiring at the annual general meeting to be held in 2015, another class of four (4) Directors shall be appointed at the annual general meeting to be held in 2014 for a term expiring at the annual general meeting to be held in 2016, and another class of four (4) Directors shall be appointed at the annual general meeting to be held in 2015 for a term expiring at the annual general meeting to be held in 2016; and (iii) notwithstanding any other provision of the Articles or any term of a prior appointment to the contrary, the term of office of all Directors (regardless of the appointment date or class of any Director) shall expire at the annual general meeting to be held in 2016, and from the annual general meeting to be held in 2016 onwards, the Directors shall no longer be classified into classes and all Directors shall be appointed for a term of office of one year, commencing at the annual general meeting at which such Director is appointed and expiring at the annual general meeting held in the immediately following calendar year, and a Director whose term expires at such an annual general meeting shall be entitled to be re-nominated as a Director in accordance with the provisions of the Articles under the heading “NOMINATION OF DIRECTORS”. Only for so long as the Directors are classified in classes in accordance with this Article, any newly created directorships resulting from any increase in the number of Directors shall be allocated to the classes of Directors described in the immediately preceding sentence in such manner so as to maintain, as nearly as possible, the equality in number of the Directors in each class. Only for so long as the Directors are classified in classes in accordance with this Article, in the event that more than one vacant directorship exists and a director is appointed to fill a vacancy, any such vacant directorships shall be filled in such order so as to maintain, as nearly as possible, the equality in number of the Directors in each class. No decrease in the number of Directors constituting the Board of Directors shall shorten the terms of any incumbent Director.

90	INTENTIONALLY OMITTED

91	In any vote to appoint Directors, the persons receiving the largest number of votes cast, up to the number of Directors to be appointed in such vote, shall be deemed appointed.

92	Subject to the rights of the holders of any class or series of shares having a preference over the Common Shares as to Dividends or upon liquidation, nominations for the appointment of Directors may be made in accordance with the provisions of the Articles under the heading “NOMINATION OF DIRECTORS”.

93

Subject to the rights of the holders of any class or series of shares having a preference over the Common Shares as to Dividends or upon liquidation, newly created directorships resulting from any increase in the number of Directors may be filled by the Board, or if not so filled, by the Members at the next annual general meeting or extraordinary general meeting called for the purpose of appointing such Director, and any vacancies on the Board resulting from death, resignation, removal or other cause as specified in the Articles under the heading “VACATION OF OFFICE OF DIRECTORS” shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole

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remaining Director, or if not so filled, by the Members at the next annual general meeting or extraordinary general meeting called for the purpose of appointing such Director. Only for so long as the Directors are classified in classes in accordance with Article 89, any Director appointed in accordance with the preceding sentence of this Article shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been appointed and qualified. Only for so long as the Directors are classified in classes in accordance with Article 89, in the event that more than one vacant directorship exists and a director is appointed to fill a vacancy, any such vacant directorships shall be filled in such order so as to maintain, as nearly as possible, the equality in number of the Directors in each class.”

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